Exhibit 10.10

Form of Restricted Stock Award

[Name of Executive]
[Title of Executive]

Restricted Stock Award*	_____

Grant Date:	__/__/200_

* The restricted stock award will vest at retirement at or after age 65, death, disability, or change in control. The shares will be forfeited if your employment ends prior to this time. Additional terms are included in the 1997 Long Term Incentive Plan and the Policies adopted for its administration.

Note: Restricted shares granted to Messrs. Hammonds, Cochran, Weaver and Struthers (other than shares granted in lieu of a portion of cash bonuses) in 2003 and prior years vest on December 1 of the year that includes the tenth anniversary of grant, or sooner upon the recipient's retirement, death or disability or upon a change of control of the Corporation.

Form of Restricted Stock Award (in lieu of bonus)

[Name of Executive]
[Title of Executive]

200_ Bonus Salary:	$________

200_ Cash Bonus:	$________

200_ Restricted Stock Bonus:	$________
____(1)

Grant Date:	__/__/200_

(1) Represents the number of restricted shares based upon the closing price of $___ on ______ __, 200_. The shares will vest __% on each year beginning with _____ __, 200_ and on each of the next ____ anniversaries. The shares will vest sooner in the event of death, disability, retirement at or after age 65 or change in control of the Corporation. The shares will be forfeited if your employment ends prior to this time. Additional terms are included in the 1997 Long Term Incentive Plan and the policies adopted for its administration.